Filed pursuant to Rule 424(b)(3)

File No. 333-265889

EATON VANCE FLOATING-RATE INCOME TRUST

Supplement to Prospectus dated September 27, 2022

The following replaces the Financial Highlights contained in the Prospectus:

	Year Ended May 31,
	2023	2022	2021	2020	2019
Net asset value – Beginning of year (Common shares)	$13.240	$14.560	$13.030	$15.210	$15.610
Income (Loss) From Operations
Net investment income(1)	$1.154	$0.705	$0.718	$0.843	$0.847
Net realized and unrealized gain (loss)	(0.640)	(1.159)	1.545	(2.016)	(0.373)
Total income (loss) from operations	$0.514	$(0.454)	$2.263	$(1.173)	$0.474
Less Distributions to Common Shareholders
From net investment income	$(1.054)	$(0.804)	$(0.733)	$(1.007)	$(0.874)
Tax return of capital	—	(0.126)	—	—	—
Total distributions to common shareholders	$(1.054)	$(0.930)	$(0.733)	$(1.007)	$(0.874)
Premium from common shares sold through shelf offering(1)	$—	$0.009	$—	$—	$—
Discount on tender offer(1)	$—	$0.055	$—	$—	$—
Net asset value – End of year (Common shares)	$12.700	$13.240	$14.560	$13.030	$15.210
Market value – End of year (Common shares)	$11.240	$12.280	$14.280	$11.240	$13.480
Total Investment Return on Net Asset Value(2)	4.87%	(2.81)%	18.25%	(7.36)%	3.77%
Total Investment Return on Market Value(2)	0.14%	(8.10)%	34.36%	(9.83)%	(3.32)%
Ratios/Supplemental Data
Net assets applicable to common shares, end of year (000’s omitted)	$369,557	$385,295	$580,590	$519,465	$606,408
Ratios (as a percentage of average daily net assets applicable to common shares):†
Expenses excluding interest and fees	1.32%(3)	1.25%	1.33%	1.26%	1.28%
Interest and fee expense(4)	2.89%	0.92%	0.91%	1.79%	2.00%
Total expenses	4.21%(3)	2.17%	2.24%	3.05%	3.28%
Net investment income	8.98%	4.91%	5.08%	5.85%	5.49%
Portfolio Turnover	16%	53%	32%	34%	24%
Senior Securities:
Total notes payable outstanding (in 000’s)	$118,000	$147,000	$250,000	$190,000	$248,000
Asset coverage per $1,000 of notes payable(5)	$4,810	$4,165	$3,642	$4,155	$3,768
Total preferred shares outstanding	800	800	800	800	800
Asset coverage per preferred share(6)	$286,645	$269,734	$275,936	$292,394	$284,880
Involuntary liquidation preference per preferred share(7)	$100,000	$100,000	$100,000	$100,000	$100,000
Approximate market value per preferred share(7)	$100,000	$100,000	$100,000	$100,000	$100,000

(See related footnotes.)

Financial Highlights (continued)
	Year Ended May 31,
	2018	2017	2016	2015	2014
Net asset value – Beginning of year (Common shares)	$15.570	$14.680	$15.640	$16.080	$16.300
Income (Loss) From Operations
Net investment income(1)	$0.792	$0.864	$0.908	$0.882	$0.889
Net realized and unrealized gain (loss)	0.076	0.899	(0.964)	(0.431)	(0.145)
Total income (loss) from operations	$0.868	$1.763	$(0.056)	$0.451	$0.744
Less Distributions to Common Shareholders
From net investment income	$(0.828)	$(0.873)	$(0.904)	$(0.891)	$(0.966)
Total distributions to common shareholders	$(0.828)	$(0.873)	$(0.904)	$(0.891)	$(0.966)
Premium from common shares sold through shelf offering(1)	$—	$—	$—	$—	$0.002
Net asset value – End of year (Common shares)	$15.610	$15.570	$14.680	$15.640	$16.080
Market value – End of year (Common shares)	$14.850	$15.150	$13.560	$14.360	$15.180
Total Investment Return on Net Asset Value(2)	6.03%	12.65%	0.46%	3.43%	4.87%
Total Investment Return on Market Value(2)	3.67%	18.58%	1.14%	0.59%	(3.19)%
Ratios/Supplemental Data
Net assets applicable to common shares, end of year (000’s omitted)	$622,241	$620,772	$585,101	$623,439	$641,079
Ratios (as a percentage of average daily net assets applicable to common shares):†
Expenses excluding interest and fees(8)	1.28%	1.32%	1.36%	1.37%	1.36%
Interest and fee expense(4)	1.52%	1.16%	0.93%	0.80%	0.77%
Total expenses	2.80%	2.48%	2.29%	2.17%	2.13%
Net investment income	5.09%	5.68%	6.22%	5.60%	5.50%
Portfolio Turnover	34%	47%	29%	32%	35%
Senior Securities:
Total notes payable outstanding (in 000’s)	$254,000	$246,000	$232,000	$290,000	$300,000
Asset coverage per $1,000 of notes payable(5)	$3,765	$3,849	$3,867	$3,426	$3,404
Total preferred shares outstanding	800	800	800	800	800
Asset coverage per preferred share(6)	$286,300	$290,421	$287,532	$268,497	$268,705
Involuntary liquidation preference per preferred share(7)	$100,000	$100,000	$100,000	$100,000	$100,000
Approximate market value per preferred share(7)	$100,000	$100,000	$100,000	$100,000	$100,000

(1)	Computed using average common shares outstanding.
(2)	Returns are historical and are calculated by determining the percentage change in net asset value or market value with all distributions reinvested. Distributions are assumed to be reinvested at prices obtained under the Trust’s dividend reinvestment plan.
(3)	Includes a reduction by the investment adviser of a portion of its adviser fee due to the Trust’s investment in the Liquidity Fund (equal to less than 0.005% of average daily net assets for the year ended May 31, 2023).
(4)	Interest and fee expense relates to variable rate term preferred shares and the notes payable.
(5)	Calculated by subtracting the Trust’s total liabilities (not including the notes payable and preferred shares) from the Trust’s total assets, and dividing the result by the notes payable balance in thousands.
(6)	Calculated by subtracting the Trust’s total liabilities (not including the notes payable and preferred shares) from the Trust’s total assets, dividing the result by the sum of the value of the notes payable and liquidation value of the preferred shares, and multiplying the result by the liquidation value of one preferred share. Such amount equates to 287%, 270%, 276%, 292%, 285%, 286%, 290%, 288%, 268% and 269% at May 31, 2023, 2022, 2021, 2020, 2019, 2018, 2017, 2016, 2015 and 2014, respectively.
(7)	Plus accumulated and unpaid dividends.
(8)	Excludes the effect of custody fee credits, if any, of less than 0.005%. Effective September 1, 2015, custody fee credits, which were earned on cash deposit balances, were discontinued by the custodian.
†	Ratios based on net assets applicable to common shares plus preferred shares (variable rate term preferred shares and APS, as applicable) and borrowings are presented below. Ratios do not reflect the effect of dividend payments to APS shareholders and exclude the effect of custody fee credits, if any.

	Year Ended May 31,
	2023	2022	2021	2020	2019	2018	2017	2016	2015	2014
Expenses excluding interest and fees	0.85%	0.84%	0.85%	0.81%	0.83%	0.83%	0.86%	0.86%	0.85%	0.85%
Interest and fee expense	1.85%	0.62%	0.58%	1.16%	1.31%	1.00%	0.76%	0.58%	0.50%	0.49%
Total expenses	2.70%	1.46%	1.43%	1.97%	2.14%	1.83%	1.62%	1.44%	1.35%	1.34%
Net investment income	5.75%	3.32%	3.25%	3.79%	3.58%	3.33%	3.72%	3.90%	3.50%	3.46%

August 7, 2023